Exhibit 99.1

                  Occupational Health + Rehabilitation Second
     Quarter Net Income More Than Doubles to $500,000 from $221,000 in 2004


    HINGHAM, Mass.--(BUSINESS WIRE)--Aug. 24, 2005--Occupational
Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the second quarter ended June 30, 2005.

    Quarter Highlights:

    --  5% increase in revenue to $15,057,000 in 2005 from $14,395,000 in 2004
    -- 27% increase in center operating profit to $2,665,000 in 2005 from $2,099,000 in 2004
    -- 61% increase in income from operations to $1,318,000 in 2005 from $818,000 in 2004
    --  126% increase in net income to $500,000 in 2005 from $221,000 in 2004
    --  Adjusted EBITDA of $1,655,000 in 2005 compared to $1,209,000 in 2004

    Year-to-Date Highlights:

    --  4% increase in revenue to $29,580,000 in 2005 from $28,500,000 in 2004
    -- 27% increase in center operating profit to $5,166,000 in 2005 from $4,064,000 in 2004
    -- 60% in income from operations to $2,487,000 in 2005 versus $1,552,000 in 2004
    --  119% increase in net income to $925,000 in 2005 from $422,000 in 2004
    --  Adjusted EBITDA of $3,158,000 in 2005 compared to $2,328,000 in 2004

    John C. Garbarino, OH+R's President and Chief Executive Officer, said "Second quarter financial performance continued where the first quarter ended, with net income more than doubling on revenue growth of about 5%. Net income for the six months exceeded our results for all of last year. The second half of the year has historically never been as strong as the first half, due primarily to seasonal factors. We do, however, expect to continue to post strong results as compared to the prior year.
    "Net revenue at centers open for comparable periods in both years increased close to 6% during the quarter, primarily due to growth in revenue per visit as a result of price increases. Same center prevention and regulatory compliance services revenue grew 7% and new injury initial visits increased 0.5%. Year to date, net revenue at centers open for comparable periods increased slightly more than 5%. Same center prevention and regulatory compliance services grew 5% and new injury initial visits grew 1.5%.
    "Center operating margin for the quarter increased to 17.7% of net revenue from 14.6%, due to a combination of higher prices and an increase of less than 1% in expenses. Costs in 2004 included those related to the upgrade of our practice management system, which was completed last December. The absence of such costs in 2005 helped moderate the increase in expenses in the quarter.
    "On a year-to-date basis, center operating margin increased to 17.5% of net revenue from 14.3% in the prior year, again due to a combination of higher prices and expenses which were no greater than those in the prior year.
    "On August 8, 2005, we announced our proposed merger with Concentra, Inc., the market leader in occupational healthcare and project the transaction will be consummated on October 31, 2005, subject to OH+R stockholder approval and the satisfaction of customary closing conditions.
    "We believe the merger will prove beneficial for all OH+R's major stakeholders. Stockholders will receive a cash price which represents a significant premium over the highest market price ever previously achieved by our common stock. Joining the industry leader, an organization that clearly understands that its people drive its success, will provide OH+R staff with better opportunities for career advancement. OH+R patients and clients should experience little change except for now having at their disposal the resources of the broadest and strongest occupational health provider in the country."
    OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company operates 34 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries and illnesses, and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service.
    Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; pricing issues; the impact of competition; and other factors discussed in OH+R's filings with the Securities and Exchange Commission.



               OCCUPATIONAL HEALTH + REHABILITATION INC
                       Unaudited Financial Data
                    (in thousands, except per share
                               amounts)

                         Statements of Income

                               Three Months Ended    Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------

                                   2005      2004      2005      2004
                                --------  --------  --------  --------
Net revenue                    $ 15,057  $ 14,395  $ 29,580  $ 28,500

Center operating profit        $  2,665  $  2,099  $  5,166  $  4,064
                                --------  --------  --------  --------

Center operating margin            17.7%     14.6%     17.5%     14.3%
                                --------  --------  --------  --------

Income from operations         $  1,318  $    818  $  2,487  $  1,552
                                --------  --------  --------  --------

Net income                     $    500  $    221  $    925  $    422
                                --------  --------  --------  --------

Net income available to common
 stockholders                  $    500  $    221  $    925  $    422
                                --------  --------  --------  --------

Net income per common share
 - basic                       $   0.16  $   0.07  $   0.30  $   0.14
                                --------  --------  --------  --------
 - diluted                     $   0.14  $   0.07  $   0.26  $   0.13
                                --------  --------  --------  --------

Weighted average common shares
 outstanding
 - basic                          3,099     3,088     3,096     3,088
                                --------  --------  --------  --------
 - diluted                        3,562     3,382     3,525     3,224
                                --------  --------  --------  --------

Other Data:
Adjusted EBITDA (non-GAAP)     $  1,655  $  1,209  $  3,158  $  2,328
                                --------  --------  --------  --------



                            Balance Sheets

                                             June 30,    December 31,
                                               2005         2004
                                             ---------    ---------
Assets:
 Cash                                       $   1,592    $   1,082
 Accounts receivable, net                       9,988       10,577
 Other current assets                           1,568        1,699
 Non-current assets                             9,335       10,555
                                             ---------    ---------
                                            $  22,483    $  23,913
                                             =========    =========

Liabilities and Stockholders' Equity:
 Current liabilities                        $  13,186    $  15,318
 Long-term debt, less current maturities          347          604
 Minority interests                             1,393        1,388
 Stockholders' equity                           7,557        6,603
                                             ---------    ---------
                                            $  22,483    $  23,913
                                             =========    =========


 OCCUPATIONAL HEALTH + REHABILITATION                  INC
   Unaudited Reconciliation of Net Income to
                 Adjusted EBITDA
        (in thousands)


                              Three Months Ended   Six Months Ended
                                   June 30,           June 30,
                              --------------------------------------
                                 2005      2004      2005     2004
                               --------   -------   -------  -------

Net income                    $    500   $   221   $   925  $   422

  Tax provision                    368       162       678      301
  Interest expense, net            171       220       348      414
  Depreciation expense             321       377       641      749
  Amortization expense              16        14        30       27
                               --------   -------   -------  -------

EBITDA                           1,376       994     2,622    1,913

  Minority interest                279       215       536      415
                               --------   -------   -------  -------

Adjusted EBITDA               $  1,655   $ 1,209   $ 3,158  $ 2,328
                               ========   =======   =======  =======


EBITDA represents net income (loss) before interest expense, net, income tax provision (benefit), and depreciation and amortization expense. Adjusted EBITDA represents EBITDA before minority interest and contractual settlements, net. The Company considers Adjusted EBITDA to be a key indicator of operating performance since it is (a) an important factor in the determination of compliance with one of the financial covenants under the Company's revolving line of credit; and
(b) a standard financial measurement for determining the amount of cash generated by the Company's operations.

Adjusted EBITDA is not a defined term under Generally Accepted Accounting Principles ("GAAP"). Adjusted EBITDA excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company's operating, investing and financing activities. It also excludes the effects of interest expense, depreciation and amortization expense, income taxes and other items included when determining a company's net income. Hence, this measure should not be used either in isolation or as a substitute for the determination of net income operating cash flow or other similar GAAP-related measures.




    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino, 781-741-5175
             President and Chief Executive Officer
             or
             Keith G. Frey, 781-741-5175
             Chief Financial Officer